Exhibit 99.1

AGREEMENT

Pursuant to Rule 13d-1(k)(l) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Amended Schedule 13G is being filed on behalf of each of the undersigned.

Dated: January 24, 2017

Manchester Financial Group, L.P.

By:	Manchester Financial Group, Inc.
Its:	General Partner

By:	/s/ Ryan Kiesel
Ryan Kiesel, CFO

Manchester Financial Group, Inc.

By:	/s/ Ryan Kiesel
Ryan Kiesel, CFO

/s/ Douglas F. Manchester
Douglas F. Manchester

Papa Doug Trust u/t/d January 11, 2010

/s/ Douglas F. Manchester
Douglas F. Manchester, Trustee